Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-60809, No. 333-61379 and 333-144500 on Form S-3 and Registration Statement Nos. 033-61073, No. 033-61075, No. 333-27967 and No. 333-42648 on Form S-8 of our reports dated October 30, 2008, relating to the consolidated financial statements of Commercial Metals Company and subsidiaries and the effectiveness of Commercial Metals Company and subsidiaries’ internal control over financial reporting, appearing in this Amendment No. 1 on Form 10-K/A of Commercial Metals Company for the year ended August 31, 2008.
/s/ Deloitte & Touche LLP
Dallas, Texas
January 5, 2009